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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 26, 2001


                               APPLE SUITES, INC.
            (Exact name of registrant as specified in its charter)

          Virginia                    000-30491                  54-1933472
(State or other jurisdiction         (Commission             (I.R.S. Employer
     of incorporation)               File Number)         Identification Number)

   9 North Third Street, Richmond, VA                              23219
(Address of principal executive offices)                         (Zip Code)

                                (804) 643-4964
             (Registrant's telephone number, including area code)


Item 2. Acquisition or Disposition of Assets

       Apple Suites, Inc. (which is referred to below as the Company or as "we," "us" or "our") is filing this report pursuant to Item 2 of Form 8-K. This report describes a property acquisition and a subsequent financing transaction in which certain assets were mortgaged. For purposes of the General Instructions to Form 8-K, the mortgage constitutes a "disposition" of assets and (together with the earlier property acquisition) involves a "significant amount" of assets. Certain related matters also are reported below.

Property Acquisition

     On April 26, 2001, we acquired the Buckhead/Atlanta Homewood Suites(R) by Hilton for a base purchase price of $12.9 million. The hotel is located on a
2.0 acre site at 3566 Piedmont Road, Atlanta, Georgia 30305. The hotel is approximately 5 miles from the center of downtown Atlanta and 15 miles from the Atlanta Hartsfield International Airport.

     The hotel opened in September 1997. It consists of a single four-story building and contains 92 suites, which have a combined rentable area of 45,544 square feet. The following types of suites are available:


     Type of Suite             Number Available       Square Feet/per Suite
     ------------------        ----------------       ---------------------
     Master Suite                    78                      446
     Homewood Suite                   6                      526
     Two-Bedroom Suite                8                      950

     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 25 to 30 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with approximately 100 spaces. The hotel provides complimentary shuttle service within a 5 mile radius.

     We believe that the hotel has been well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $350,000 on renovations or improvements. We expect that the principal renovations and improvements will include replacing common area carpets and flooring, renovating rooms, and replacing exterior signage. We expect to pay for the costs of these renovations and improvements with proceeds from our ongoing offering of common shares.

     During 2001 (through May), approximately 24.5% of the guests have stayed for five nights or more. In general, occupancy at the hotel is not significantly affected by seasonal variations. The following table shows average daily occupancy rates, expressed as a percentage, since 1997:

                  Average Daily Occupancy Rate (calendar year)


                                                                      2001
  1997               1998             1999              2000     (through May)
  ----               ----             ----              ----     -------------
  33.4%              68.8%            73.8%             75.0%         75.3%


     During 2001 (through May), the average daily rate per suite has been $115.48, and the average daily net revenue per suite has been $86.91. The hotel's current rate structure is based on length of stay and type of suite, as summarized below:


Length of Stay
(number of nights)       Homewood       Master       Two Bedroom
-----------------        --------       ------       -----------
 1 to 4                    $149          $139            $225
 5 to 13                    115           105             195
14 to 29                    105            95             185
30 or more                   95            85             165

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account

     The table below shows the average effective annual rental per square foot since 1997:


                                                                   2001
     1997            1998            1999             2000      (annualized)
     ----            ----            ----             ----      ------------
   $28.68           $55.62          $60.85           $66.91        $64.08

     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $7,907,973 and will be depreciated using the straight-line method over a life of 39 years (or less, as permitted by the Internal Revenue Code). The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table summarizes the hotel's real estate tax information for 2000:


Tax                  Assessed       Taxable Portion        Tax        Amount
Jurisdiction           Value      (40% of Assessment)      Rate       of Tax
------------         --------     -------------------    -------    -----------
City of Atlanta,    $6,035,700        $2,414,280         0.04677    $112,915.88
Fulton County

     We estimate that the annual property tax on the expected improvements will be approximately $16,400.

Summary of Financing

       On June 1, 2001, we obtained long-term financing in the amount of $10,700,000 from First Union National Bank. We expect to use the proceeds from this financing for general corporate purposes.

       The borrower for the financing is Apple Suites SPE III, Inc., which we formed as a new wholly-owned subsidiary. In connection with the financing, and at the request of the lender, our
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new subsidiary is a "special purpose entity." To qualify as a special purpose entity, our new subsidiary has organizational documents that impose certain requirements during the term of the financing. In particular, the subsidiary must maintain its separate legal identity and must limit its activities to dealing with the property that secures the financing. The secured property includes the real and personal property that constitutes the Homewood
Suites(R) by Hilton extended-stay hotel in Boulder, Colorado. We transferred this hotel to our new subsidiary in connection with the financing.


Promissory Note

      The financing is evidenced by a promissory note in the principal amount of $10,700,000. The note provides for the following:

      .  a stated annual interest rate of 8.15%

      .  a maturity date of June 1, 2011

      . payment of principal and interest in consecutive monthly installments of $83,650.38

      .  a balloon payment of approximately $8,878,400 at maturity

      .  full payment of principal and all other amounts at maturity

      .  acceleration, at the option of the lender, of all amounts due under the note if any required monthly payment is not made within seven days of its due date or if there is any other event of default

      . a late charge of 5% on any payment that is not made within seven days of its due date

      .  an increase of 4% in the applicable interest rate upon any default

      . a restriction on voluntary prepayment, which is not permitted without penalty until the final two months of the note

      Additional payments or penalties would apply in other circumstances, such as acceleration of the promissory note during the first two years, based upon an event of default. If acceleration occurs in the first year, the sum of the additional payments would equal at least 5% of the remaining debt under the note.

      The promissory note also contains substantial limitations on release and substitution of collateral. The hotel that serves as collateral under the promissory note cannot be released from its mortgage during the first two years of the note. After two years, our borrowing subsidiary could obtain such a release by providing the lender with substitute collateral in the form of direct, non-callable obligations of the United States. These substitute obligations must be
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structured to pay a series of amounts that match, as closely as possible, the remainder of the installments required under the promissory note.


Security Documents

       As indicated above, the loan is secured by a mortgage and other encumbrances on the hotel owned by our new subsidiary. The other encumbrances include a security interest in the related personal property and various assignments of leases, rents, profits, contracts and permits, all in favor of the lender. These encumbrances are created by multiple agreements and instruments, which will be referred to as "security documents" for simplicity.

       The security documents impose a number of requirements on our borrowing subsidiary, as the owner of the hotel, including obligations to maintain adequate insurance. The security documents prohibit any further encumbrances and any further assignments of leases, rents, profits, contracts or permits with respect to the hotel.

       Upon any default that occurs under the promissory note or a security document, various remedies are available to the lender. Those remedies include, for example (1) declaring the entire principal balance under the promissory note, together with all accrued and unpaid interest, to be due and payable immediately; (2) taking possession of the collateral, including the hotel; and
(3) collecting rents from the hotel, or foreclosing on it, to satisfy unpaid amounts under the promissory note. Our borrowing subsidiary, as the maker of the promissory note, would be required to pay any costs that may be incurred by the lender in exercising such remedies.


Indemnity And Guaranty Agreement

       The Company is required to indemnify the lender against defaults under the promissory note executed by its borrowing subsidiary and to guaranty the collection of all amounts due under the note. The Company has agreed to these requirements in a separate Indemnity and Guaranty Agreement.


Other Agreements

       Before our transfer of the hotel in Boulder, Colorado to our borrowing subsidiary, the hotel was subject to separate license, management and lease agreements. The transfer did not have any effect on the license agreement and the hotel continues to operate as part of the Homewood Suites(R) by Hilton franchise. The management agreement was not modified in connection with the transfer, but our borrowing subsidiary did enter into a consent and agreement of manager for the benefit of the lender. Our borrowing subsidiary also leased the hotel to Apple Suites Management, Inc. (one of our wholly-owned subsidiaries). Other than the identity of the hotel owner, the new lease agreement is substantially identical to the previous lease agreement.
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Item 7. Financial Statements and Exhibits


        (The exhibits listed below are to be filed by amendment as soon as practicable)


c. Exhibits.

4.1 Promissory Note dated June 1, 2001 in the principal amount of $10,700,000 made payable by Apple Suites SPE III, Inc. to First Union National Bank, with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.2 Indemnity and Guaranty Agreement dated as of June 1, 2001 by Apple Suites, Inc. as Indemnitor in favor of First Union National Bank as Lender, in connection with a $10,700,000 loan to Apple Suites SPE III, Inc. as Borrower with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.3 Deed of Trust and Security Agreement dated as of June 1, 2001, from Apple Suites SPE III, Inc. as Grantor to The Public Trustee of the County of Boulder, Colorado as Trustee for the benefit of First Union National Bank as Beneficiary, with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.4 Security Agreement dated as of June 1, 2001 by Apple Suites SPE III, Inc. as Debtor in favor of First Union National Bank as Lender with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.5 Assignment of Contracts and Permits dated as of June 1, 2001 from Apple Suites SPE III, Inc. as Assignor to First Union National Bank as Assignee with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.6 Assignment of Leases, Rents and Profits dated as of June 1, 2001 by Apple Suites SPE III, Inc. as Assignor in favor of First Union National Bank as Assignee with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.7 Percentage Lease Subordination and Attornment Agreement dated as of June 1, 2001 between First Union National Bank as Lender and Apple Suites Management, Inc. as Lessee with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.8 Consent and Agreement of Manager dated as of June 1, 2001 by Apple Suites SPE III, Inc. as Borrower in favor of First Union National Bank as Lender with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

4.9 Environmental Indemnity Agreement dated as of June 1, 2001 by Apple Suites SPE III, Inc. and Apple Suites, Inc., as Indemnitors, in favor of First Union
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              National Bank, as Lender, with respect to the Homewood Suites(R)
              by Hilton hotel in Boulder, Colorado.

4.10 Receipt and Closing Certificate dated June 1, 2001 by Apple Suites SPE III, Inc. as Borrower and Apple Suites, Inc. as Guarantor in favor of First Union National Bank, as Lender, with respect to the Homewood Suites(R) by Hilton hotel in Boulder, Colorado.

10.1          Apple Suites SPE III, Inc. Articles of Incorporation.

10.2          Apple Suites SPE III, Inc. Bylaws.

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Apple Suites, Inc.


                                            By:  /s/  Glade M. Knight
                                                ------------------------------
                                                 Glade M. Knight, President


                                            June 18, 2001